        Exhibit 10.1
CONSULTING AGREEMENT

Bausch + Lomb Corporation and Thomas W. Ross, Sr.

Effective Date	August 6, 2026
Consultant	Thomas W. Ross, Sr.
Role	Company Consultant and Advisor to the Board of Directors of the Company
Term	One year from signing
Compensation	$400,000, paid in four quarterly installments of $100,000 each

This Consulting Agreement (this "Agreement") is entered into as of August 6, 2026 (the "Effective Date"), by and between Bausch + Lomb Corporation, (the "Company"), and Thomas W. Ross, Sr. ("Consultant").
1.Engagement
The Company hereby engages Consultant to serve as a company consultant and advisor to the Board of Directors of the Company (the "Board Advisor"), and Consultant accepts such engagement, subject to the terms and conditions of this Agreement.
2.Term
The term of this Agreement shall commence on the Effective Date and continue until the one-year anniversary of the Effective Date, unless earlier terminated pursuant to Section 6 (the "Term").
3.Services
During the Term, Consultant shall provide advisory and consulting services to the Company, the Board, Board committees, and management of the Company as reasonably requested from time to time, including:
•Providing strategic advice regarding Company matters;
•Making himself reasonably available for consultation with the Chair of the Board, Board committees, directors, and senior management;
•Attending Board and committee meetings;
•Having access to Board materials and committee materials as reasonably necessary to perform the Services and subject to the confidentiality obligations set forth in this Agreement;
•Participating in meetings and discussions as reasonably requested by the Company; and
•Providing such other advisory services as may be mutually agreed, it being understood that total time commitment is expected to be consistent with the Consultant’s prior service as a member of the Board of Directors of the company.
Consultant shall have no authority to bind the Company and shall not be deemed a director, officer, employee, agent, or representative of the Company.
4.Compensation
(a)The Company shall pay the Consultant total fees of $400,000 during the Term.
(b)The fees shall be paid in four equal quarterly installments of $100,000 each.

(c)Payments shall be made as follows:
•$100,000 on the Effective Date;
•$100,000 on the three-month anniversary of the Effective Date;
•$100,000 on the six-month anniversary of the Effective Date; and
•$100,000 on the nine-month anniversary of the Effective Date.
(d)Consultant shall not be entitled to employee benefits, pension benefits, equity compensation, vacation pay, severance benefits, or other employee compensation programs.
5.Expenses
The Company shall reimburse Consultant for reasonable and documented out-of-pocket expenses incurred in connection with the Services, provided such expenses are approved in advance by the Company and submitted in accordance with the Company's expense reimbursement policies.
6.Termination
Either party may terminate this Agreement upon thirty (30) days' prior written notice.
The Company may terminate this Agreement immediately for Cause, including fraud, willful misconduct, material breach of this Agreement, or violation of applicable law.
Upon termination, Consultant shall be entitled to any earned but unpaid fees through the effective date of termination. If the Company terminates the Agreement without Cause, any unpaid quarterly installment otherwise scheduled to be paid during the remainder of the Term shall become immediately due and payable.
7.Confidentiality
Consultant acknowledges that he may receive confidential, proprietary, attorney-client privileged, Board, Board committee, or commercially sensitive information relating to the Company and its affiliates.
Consultant shall:
•Maintain the confidentiality of such information;
•Use such information solely in connection with the Services; and
•Not disclose such information to any third party except as authorized by the Company or required by law.
These obligations shall survive expiration or termination of this Agreement.
8.Ownership of Work Product
Any analyses, reports, recommendations, memoranda, presentations, materials, or other work product created by Consultant in connection with the Services shall be the sole property of the Company.
Consultant hereby assigns to the Company all right, title, and interest in any such work product.
9.Independent Contractor
Consultant is an independent contractor and is not an employee of the Company. Consultant shall be solely responsible for any taxes arising from compensation paid under this Agreement.
10.Cooperation
During the Term and thereafter, Consultant shall reasonably cooperate with the Company regarding matters arising from his prior service as a director of the Company.

11.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles.

12.Entire Agreement
This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior discussions, negotiations, and understandings relating thereto.
This Agreement may only be amended in a writing signed by both parties.
Signatures
BAUSCH + LOMB CORPORATION    CONSULTANT

By: /S/ Brent Saunders        /s/ Thomas W. Ross, Sr.     Name: Brent Saunders        Thomas W. Ross, Sr.

Title: Chairman of the Board and Chief Executive Officer

Date:

Aug 5, 2026

Date:

Aug 5, 2026

PAYMENT SCHEDULE SUMMARY

Consultant: Thomas W. Ross, Sr.
Role: Company Consultant and Advisor to the Board of Directors of the Company
Term: One year from August 6, 2026 through August 6, 2027
Total Compensation: $400,000
Payment Schedule

Payment	Amount	Due Date
First Quarterly Payment	$100,000	August 6, 2026 (Effective Date)
Second Quarterly Payment	$100,000	November 6, 2026
Third Quarterly Payment	$100,000	February 6, 2027
Fourth Quarterly Payment	$100,000	May 6, 2027
Payment Terms: The Company shall pay Consultant an aggregate fee of $400,000 for services provided during the Term. The fee shall be paid in four equal quarterly installments of $100,000 each, payable on the Effective Date and on each three-month anniversary thereafter.
Illustrative Example if Signed August 3, 2026

Payment	Amount	Due Date
1	$100,000	August 3, 2026
2	$100,000	November 3, 2026
3	$100,000	February 3, 2027
4	$100,000	May 3, 2027
Total Compensation: $400,000.